Exhibit 99.2

TransDigm Group Appoints Bernt G. Iversen, II, as Executive Vice President of Business Development and Mergers & Acquisitions

Cleveland, Ohio, May 30, 2012/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced that Bernt G. (Bernie) Iversen, II, has been appointed Executive Vice President of Business Development and Mergers & Acquisitions. He succeeds Albert J. Rodriguez, who passed away unexpectedly on Friday, May 25.

Bernie has extensive aerospace experience, most recently as Executive Vice President responsible for a group of TransDigm business units. Bernie has been with TransDigm since the Company’s founding in 1993, holding various management positions, each with increasing levels of responsibility. He has been directly involved with numerous acquisitions and integration activities. Prior to being named Executive Vice President in 2010, he was President of the Champion Aerospace business unit since 2006. Earlier, he was Director of Engineering, Sales and Marketing at Champion; Director of Sales and Marketing at the Company’s Adel Wiggins Group, and a Product Line Manager at the AeroControlex business unit. His prior aerospace experience included assignments as both an aerospace field salesman and major aerospace OEM relationship manager.

“Bernie brings the skill set, industry experiences, and unique knowledge of TransDigm’s culture and value creation process, that made Al Rodriguez so successful in this role,” said W. Nicholas Howley, Chairman and Chief Executive Officer. “We are fortunate to have an executive of his proven ability to quickly step into the assignment.”

Iversen received a Bachelor of Science degree in Mechanical Engineering from Western Michigan University.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com